EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207668 on Form S-3 and Registration Statement 333-19866 on Form S-8 of our reports dated February 26, 2016, relating to the financial statements of Citizens Financial Group, Inc. and the effectiveness of Citizens Financial Group Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Citizens Financial Group Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2016